Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 90 to the Registration Statement of Deutsche DWS State Tax-Free Income Series (Form N-1A, No. 002-81549) of our report dated May 21, 2020 on the financial statements and financial highlights of DWS Massachusetts Tax-Free Fund (one of the Funds constituting Deutsche DWS State Tax-Free Income Series) included in the Fund’s Annual Report for the fiscal year ended March 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2020